PRANA BIOTECHNOLOGY
Limited ACN 080 699 065

Level 2, 369 Royal Parade
Parkville Vic 3052 Australia
Telephone: +61 3 9349 4906
Facsimile: +61 3 9348 0377

12 June 2007

Ms Dianne Angus
9 Rostrevor Parade
Mont Albert Vic 3127

Dear Dianne,

Salary Review
Payment of Bonus

I confirm that your base salary increased from $195,000 to $268,125 effective 1st September 2006. The salary increase reflects the following changes:

1) Increase of working week, from 4 days to 5.
2) Addition to position responsibilities and duties.
3) Movement in the CPI since the date of your last salary review.

In addition to your salary, the company will contribute $24,131, the equivalent of 9% of your base salary to your nominated superannuation fund, bringing your total salary package to $292,256.

Leave entitlements remain unchanged to your contract, dated 2nd October 2006, however it is noted that sick leave is cumulative in accordance with the current *Workplace Relations Act 1996*.

In recognition of the company's achievements and your performance during the past year, the Board has approved a bonus equity issue of 250,000 zepo options to be issued under the Company's 2004 Employees', Directors' and Consultants' Share and Option Plan. The options will expire on 7 August 2014. No options may be exercised until and unless the price of the Company's ordinary shares has achieved and maintained a minimum value of $0.40 for five consecutive trading days from the date of this letter.

Yours sincerely,

Geoffrey Kempler
Chairman and CEO

Brian Meltzer
Remuneration Committee Chairman

PRANA BIOTECHNOLOGY
Limited ACN 080 699 065

Level 2, 369 Royal Parade
Parkville Vic 3052 Australia
Telephone: +61 3 9349 4906
Facsimile: +61 3 9348 0377

12 June 2007

Ms Dianne Angus
9 Rostrevor Parade
Mont Albert Vic 3127

Dear Dianne,

I am pleased to confirm your new position as Chief Operating Officer of Prana Biotechnology Limited, effective 31 May 2007. The terms and conditions of your current employment agreement will continue to apply.

Yours sincerely,

Geoffrey Kempler
Executive Chairman and CEO
Prana Biotechnology Limited